Exhibit 10.2

REVISED

April 14, 2005

Mr. Scott A. Graeff

641 White Oak Road

Roanoke, VA 24014

Dear Scott:

I am pleased to extend you an invitation to join Luna Innovations in the position of Chief Financial Officer, reporting to the Luna Innovations Chief Executive Officer, Kent Murphy, starting on July 1, 2005. This position will be exempt.

We can offer a monthly salary of $12,500.00. You will be eligible for a 35% bonus, payable quarterly, based on achievement of a milestone bonus plan to be mutually determined by you and the Board of Directors within 45 days of your date of hire. We will recommend to the Board of Directors that, at the first Board meeting following your employment, you be provided with a stock option grant to purchase 100,000 shares of Luna Innovations Common Stock at an exercise price equal $0.20/share. The grant will be subject to the normal vesting schedule. In addition to a generous 401(k) retirement plan, our benefits include a Paid Time Off program, 10 paid holidays, health insurance, dental plan, life insurance, short and long-term disability. These benefit programs are detailed in the information packet you received during your interview and will be reviewed with you on your first day of employment.

I think you will find the position professionally stimulating and challenging. Our programs cover a cross-section of interesting activities/assignments. Luna’s mission and operating style is focused and straightforward, and is essentially embodied in our primary goal – “Solutions for today, products for tomorrow.” I believe your contributions will greatly assist the continued growth and success of Luna.

Should you have questions relative to our offer of employment or if you require further information on any point that we may have failed to cover, do not hesitate to contact the Human Resources Department at 540-953-4275. After careful consideration of our total employment package, we hope to receive a written affirmative response from you as soon as possible. Please address your response to Ms. Lori Engebritson.

Sincerely,

/S/ KENT A. MURPHY, PH.D.
Kent A. Murphy, Ph.D.
President & Chief Executive Officer